Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tanker Investments Ltd.

We consent to the use of our report dated March 17, 2017, with respect to the consolidated balance sheets of Tanker Investments Ltd. and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015 and the period from incorporation on January 10, 2014 to December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

October 10, 2017